Exhibit 99.1
Kaiser Aluminum Corporation Reports
First Quarter 2017 Financial Results

First Quarter 2017 Results and Business Highlights:

•	Net Sales $355 Million; Value Added Revenue Down 3% on Higher Shipments

•	Net Income $36 Million; Adjusted EBITDA $54 Million; Adjusted EBITDA Margin 27%

•	Solid Demand For Our General Engineering Applications Drove Higher Sales

•	Improved Manufacturing Efficiencies Across the Platform Offset Construction-Related Inefficiencies

•	Share Repurchases of ~$33 Million; $100 Million Increase in Repurchase Authorization

FOOTHILL RANCH, Calif., April 19, 2017 - Kaiser Aluminum Corporation (NASDAQ:KALU) today announced first quarter 2017 results, reporting net income of $36 million, or $2.04 earnings per diluted share, up from net income and earnings per diluted share of $26 million and $1.44, respectively, for the prior year period. Excluding the impact of non-run-rate items, adjusted net income was $27 million, or $1.52 per diluted share, for the first quarter 2017, compared to adjusted net income of $28 million, or $1.51 per diluted share, for the first quarter 2016.

First Quarter 2017 Summary

“Overall, we achieved solid first quarter results,” said Jack A. Hockema, Chairman and Chief Executive Officer. “As we discussed during our February earnings call, market-driven headwinds from lower sales margins and commercial aerospace supply chain destocking, combined with internal headwinds related to planned construction-related inefficiencies at our Trentwood rolling mill, negatively impacted our first quarter results. Despite these headwinds, our first quarter 2017 adjusted EBITDA and adjusted EBITDA margin were comparable to the strong prior year period driven by solid operating performance and improved costs.

“Total shipments increased 3% compared to the prior year quarter. Significantly higher general engineering shipments reflected strong real demand and supply chain restocking in first quarter 2017 compared to destocking in the prior year quarter. The increase in general engineering shipments more than offset the impact of lower aerospace shipments due to supply chain destocking. However, the decline in value added revenue and sales margins reflected the impact of a lower value added product mix, competitive price pressure, and higher contained metal costs that squeezed margins on certain non-contract sales. The unfavorable sales impact during the quarter was largely offset by favorable price spreads on scrap raw material purchases and lower major maintenance and overhead costs. Significantly improved manufacturing efficiency across our extrusion/drawn facilities more than offset the temporary construction-related inefficiencies at Trentwood.

“Beyond the financial results, during the first quarter we returned approximately $42 million of cash to shareholders including $9 million of dividends and $33 million of share repurchases comparable to the total repurchases completed in 2016. In addition, the Board recently authorized an additional $100 million for ongoing share repurchases, reconfirming confidence in our long-term outlook for the business.

“The Trentwood strategic investment and modernization project is proceeding as planned, and the facility is now preparing to embark upon more significant construction activities and equipment outages scheduled for the second quarter. As we have previously discussed and consistent with our first half 2017 outlook, construction activity will have a significant impact on our second quarter results as we complete this next phase to expand capacity and improve our competitive cost position,” stated Mr. Hockema.

First Quarter 2017 Consolidated Results
(Unaudited)*
(In millions of dollars, except shipments, realized price and per share amounts)

	Quarterly
	1Q17	4Q16	3Q16	2Q16	1Q16

Shipments (millions of lbs.)	164	152	148	155	159

Net sales	$355	$332	$321	$335	$343
Less hedged cost of alloyed metal[1]	(151)	(131)	(125)	(129)	(133)
Value added revenue	$204	$201	$195	$206	$211

Realized price per pound ($/lb.)
Net sales	$2.17	$2.19	$2.16	$2.16	$2.15
Less hedged cost of alloyed metal	(0.92)	(0.86)	(0.84)	(0.83)	(0.83)
Value added revenue	$1.25	$1.32	$1.32	$1.33	$1.32

As reported
Operating income	$60	$45	$30	$58	$45
Net income	$36	$25	$15	$26	$26
EPS, diluted[2]	$2.04	$1.37	$0.82	$1.43	$1.44

Adjusted[3]
Operating income	$45	$43	$36	$46	$47
EBITDA[4]	$54	$52	$45	$55	$55
EBITDA margin[5]	26.6%	25.8%	22.8%	26.6%	26.2%
Net income	$27	$23	$19	$19	$28
EPS, diluted[2]	$1.52	$1.27	$1.02	$1.02	$1.51

[1] Hedged cost of alloyed metal is our Midwest transaction price of aluminum plus the price of alloying elements plus any realized gains and/or losses on settled hedges, related to the metal sold in the referenced period.

[2] Diluted shares for EPS calculated using treasury method.
[3] Adjusted numbers exclude non-run-rate items (for all Adjusted numbers and EBITDA refer to Reconciliation of Non-GAAP Measures).
[4] Adjusted EBITDA = Consolidated Operating Income before non-run-rate plus Depreciation and Amortization.
[5] Adjusted EBITDA margin = Adjusted EBITDA as a percent of Value Added Revenue.

*Please refer to GAAP financial statements.
Totals may not sum due to rounding.

First Quarter 2017

Net sales for the first quarter 2017 were $355 million, up approximately 4% from $343 million in the prior year period, reflecting 3% higher shipments and a 1% increase in average selling price. The increase in average selling price reflected an approximately 11% increase in underlying metal costs and a 5% decline in value added revenue per pound.

Value added revenue (net sales less the hedged cost of alloyed metal) of $204 million for the first quarter 2017 was down 3% from $211 million in the prior year period due to lower sales margins on non-contract sales and a leaner mix of shipments. Aerospace/high strength value added revenue declined 9% to $112 million due to supply chain destocking; value added revenue for automotive extrusions increased 3% to $30 million reflecting significantly higher bumper product shipments following program delays experienced in 2016; and value added revenue for general engineering applications increased 7% to $57 million as strong demand for our applications led to a 13% increase in shipments.

Consolidated operating income as reported was $60 million in the first quarter 2017 compared to $45 million in the prior year quarter. The first quarter 2017 included a net non-run-rate gain of $15 million primarily related to mark-to-market gains on derivatives. Adjusted for non-run-rate items, consolidated operating income of $45 million declined $2 million compared to the prior year quarter partly due to higher depreciation expense in 2017.

Adjusted consolidated EBITDA of $54 million in the first quarter 2017 was slightly lower than the record EBITDA of the prior year period. A $7 million adverse sales impact primarily due to the leaner product mix and lower sales margins was largely offset by approximately $6 million of improved costs related to favorable price spreads on scrap raw material and lower major maintenance and overhead costs. Adjusted EBITDA as a percentage of value added revenue of 27% was slightly higher than in the first quarter 2016.

Cash Flow and Balance Sheet

In addition to funding normal business operations and returning cash to shareholders through share repurchases and dividends, first quarter capital expenditures were approximately $15 million and the annual variable contributions to the Union VEBA and Salaried VEBA totaled $20 million. As of March 31, 2017, total cash and cash equivalents and short-term investments were approximately $230 million and borrowing availability under the Company's Revolving Credit Facility was approximately $286 million.

Second Quarter 2017 Outlook

“Our outlook for the first half 2017 remains consistent with our comments on the February earnings release and conference call. Market-driven headwinds are expected to be similar to the first quarter. Additionally, internal headwinds related to the Trentwood project will be a temporary but significant drag on second quarter results. The planned equipment outages and construction at Trentwood will result in reduced shipments, substantial operational disruption, and additional manufacturing inefficiencies,” said Mr. Hockema.

“The construction activity is integral to the Trentwood modernization initiatives that will further enhance our quality and cost capability and increase our production capacity. While we will begin to reap the benefits in the second half 2017, construction and related operational disruption at our Trentwood facility will have a major impact on our second quarter results. Additionally, we anticipate approximately $5 million to $7 million higher major maintenance expense in the second quarter compared to the first quarter 2017 related to this project work. Accordingly, we anticipate lower value added revenue compared to the first quarter with our EBITDA margin declining to levels approaching 20% as a result of the temporary construction-related costs, inefficiencies, and reduced throughput,” said Mr. Hockema.

Summary 2017 Outlook

“Moving beyond the second quarter and assessing overall industry demand and market dynamics, our outlook for 2017 remains largely unchanged,” said Mr. Hockema. “We continue to expect destocking in the commercial aerospace supply chain through the remainder of 2017 as the supply chain adjusts to revised production forecasts for larger airframes. However, we consider the decline in 2017 demand to be a temporary moderation in the steady, long-term demand growth trajectory for our Aerospace applications. We expect to emerge from 2017 with strong industry demand approaching 10% annual growth for these applications in both 2018 and 2019 driven by growing commercial aerospace builds, recovering growth for business jets, and solid growth for military aircraft. Despite supply chain destocking and current constraints on capacity from planned equipment outages at Trentwood, we continue to expect our strong competitive position will support full year 2017 shipments for these applications similar to 2016.

“For our Automotive Extrusion applications we continue to maintain our expectation for double-digit growth in shipments and mid-single-digit growth in value added revenue as the mix shifts to lower value added parts. While we currently anticipate a 6% CAGR in aluminum extrusion content with build rates similar to the 2016 level for the 3-year period 2017-2019, growing dealer inventories may impact forecasted build rates.

“General engineering demand continues to be strong for our products. Unfortunately, the planned equipment outages at Trentwood will constrain our capacity and limit our ability to leverage the demand growth we are experiencing during the second quarter. However, once these temporary constraints on our capacity are behind us, we will be very well positioned to capitalize on further general engineering demand growth due to our strong customer relationships, high quality products and a solid market presence.

“Overall, we continue to expect 2017 to be a challenging year due to temporary headwinds as discussed. However, automotive and general engineering demand remains strong, and we believe that sales margins have bottomed out at the levels experienced under similar market conditions in 2014. Although the strategic project work at Trentwood is impeding our near-term results, the construction will be behind us near the end of the third quarter, and we expect to begin realizing the quality, cost and capacity benefits from this modernization project. These benefits should continue in 2018, 2019 and beyond as demand strengthens and we fully implement the improved practices and capacity expansion enabled by the equipment upgrades,” concluded Mr. Hockema.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Thursday, April 20, 2017, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss first quarter 2017 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (844) 889-7783, and accessed internationally at (661) 378-9764. A link to the simultaneous webcast can be accessed on the Company's website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company's website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, custom automotive, general engineering, and other industrial applications. The Company's North American facilities produce value-added sheet, plate, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company's stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company's website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC's website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company's annual stockholders' meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are value added revenue, adjusted operating income, EBITDA, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-rate items and ratios related thereto. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.

Forward-Looking Statements

This press release contains statements based on management's current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties and actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) the continuation of strong long-term demand growth for the Company’s aerospace, automotive and general engineering applications and improvement in the Company’s manufacturing efficiencies; (b) the ability of the Company to identify and successfully execute strategic capital investments to facilitate growth in the Company’s results including internal and external growth opportunities; (c) the Company’s ability to achieve the level of shipments, profitable sales growth, capacity and capability expansions, manufacturing cost efficiencies, increasing operating leverage, productivity improvements, product quality enhancements or other benefits anticipated by management, including those anticipated from the Company’s strategic investments; (d) demand drivers and the Company’s ability to participate in mature and anticipated new automotive programs expected to launch in the future and growing demand for its products driven by higher airframe build rates, larger airframes and the continued conversion to monolithic designs; (e) changes in the markets served by the Company, including aerospace, defense, general engineering, automotive, distribution and other markets, including changes impacting the volume, price or mix of products sold by the Company and the Company's ability to flex production consistent with changing demand levels; (f) the Company's ability to realize manufacturing throughput gains and efficiencies, identify and successfully implement continuous improvement initiatives, and complete its expansion and organic growth projects, equipment and facility upgrades to improve manufacturing cost efficiencies and product and manufacturing platform expansions as planned and by targeted completion dates; (g) the impact of the Company's future earnings, financial condition, capital requirements and other factors on future dividends or the repurchase of shares of the Company's common stock and any decision by the Company's board of directors in regard to either; and (h) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2016. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Investor Relations and Public Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum Corporation
(949) 614-1757

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED) (1)

	Quarter Ended
	March 31,
	2017	2016
	(In millions of dollars, except share and per share amounts)
Net sales	$355.3	$343.2
Costs and expenses:
Cost of products sold:
Cost of products sold, excluding depreciation and amortization and other items	277.8	262.0
Lower of cost or market inventory write-down	—	4.9
Unrealized gain on derivative instruments	(15.1)	(4.0)
Depreciation and amortization	9.6	8.7
Selling, general, administrative, research and development:
Selling, general, administrative, research and development	23.7	26.1
Net periodic postretirement benefit cost relating to Salaried VEBA	1.1	0.8
Gain on removal of Union VEBA net assets	(1.3)	(0.1)
Total selling, general, administrative, research and development	23.5	26.8
Total costs and expenses	295.8	298.4
Operating income	59.5	44.8
Other (expense) income:
Interest expense	(5.6)	(3.7)
Other income, net	0.6	0.3
Income before income taxes	54.5	41.4
Income tax provision	(18.5)	(15.1)
Net income	$36.0	$26.3

Net income per common share:
Basic	$2.07	$1.47
Diluted[2]	$2.04	$1.44
Weighted-average number of common shares outstanding (in thousands):
Basic	17,385	17,864
Diluted[2]	17,603	18,200

Dividends declared per common share	$0.50	$0.45

[1]	Please refer to the Company's Form 10-Q for the quarter ended March 31, 2017 for detail regarding the items in the table.

[2]	Diluted shares are calculated using the treasury stock method.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED) (1)

	March 31, 2017	December 31, 2016
	(In millions of dollars, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$34.4	$55.2
Short-term investments	195.5	231.0
Receivables:
Trade receivables – net	157.0	137.7
Other	11.8	11.9
Inventories	203.5	201.6
Prepaid expenses and other current assets	34.0	18.5
Total current assets	636.2	655.9
Property, plant and equipment – net	535.8	530.9
Deferred tax assets – net	140.8	159.7
Intangible assets – net	26.0	26.4
Goodwill	37.2	37.2
Other assets	37.1	33.4
Total	$1,413.1	$1,443.5
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$84.4	$75.8
Accrued salaries, wages and related expenses	29.1	49.1
Other accrued liabilities	40.4	40.1
Total current liabilities	153.9	165.0
Net liabilities of Salaried VEBA	28.3	28.6
Deferred tax liabilities	3.3	3.3
Long-term liabilities	60.1	73.2
Long-term debt	368.9	368.7
Total liabilities	614.5	638.8
Commitments and contingencies
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized at both March 31, 2017 and December 31, 2016; no shares were issued and outstanding at March 31, 2017 and December 31, 2016	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both March 31, 2017 and at December 31, 2016; 22,379,247 shares issued and 17,282,630 shares outstanding at March 31, 2017; 22,332,732 shares issued and 17,651,461 shares outstanding at December 31, 2016	0.2	0.2
Additional paid in capital	1,046.0	1,047.4
Retained earnings	101.9	75.2
Treasury stock, at cost, 5,096,617 shares at March 31, 2017 and 4,681,271 shares at December 31, 2016, respectively	(314.1)	(281.4)
Accumulated other comprehensive loss	(35.4)	(36.7)
Total stockholders' equity	798.6	804.7
Total	$1,413.1	$1,443.5

[1]	Please refer to the Company's Form 10-Q for the quarter ended March 31, 2017 for detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated
(Unaudited)
(In millions of dollars, except share and per share amounts)

	Quarterly
	1Q17	4Q16	3Q16	2Q16	1Q16

GAAP net income	$36.0	$24.5	$14.9	$26.0	$26.3
Interest expense	(5.6)	(5.6)	(5.5)	(5.5)	(3.7)
Other income (expense), net	0.6	0.1	—	(10.7)	0.3
Income tax provision	(18.5)	(15.3)	(9.4)	(15.7)	(15.1)
GAAP operating income	59.5	45.3	29.8	57.9	44.8
Mark-to-market gains	(15.1)	(1.8)	(2.0)	(10.9)	(4.0)
Union VEBA related NRR gains [1,2]	(1.3)	—	—	—	(0.1)
Other operating NRR losses (gains) [3]	1.6	(0.9)	7.7	(1.2)	5.9
Operating income, excluding operating NRR items	44.7	42.6	35.5	45.8	46.6
Depreciation and Amortization	9.6	9.3	9.0	9.0	8.7
Adjusted EBITDA [4]	$54.3	$51.9	$44.5	$54.8	$55.3

GAAP net income	$36.0	$24.5	$14.9	$26.0	$26.3
Operating NRR Items	(14.8)	(2.7)	5.7	(12.1)	1.8
Tax impact of above NRR Items	5.5	1.0	(2.1)	4.6	(0.6)
Adjusted net income	$26.7	$22.8	$18.5	$18.5	$27.5

GAAP earnings per diluted share [5]	$2.04	$1.37	$0.82	$1.43	$1.44
Adjusted earnings per diluted share [5]	$1.52	$1.27	$1.02	$1.02	$1.51

[1] Includes effect of terminating the defined benefit accounting for the Union VEBA and related accrual adjustments. See 2016 Form 10K for additional information.
2 NRR is an abbreviation for Non-Run-Rate; NRR items are pre-tax.
[3] Other operating non-run-rate items primarily represent the impact of non-cash net periodic benefit cost (income) related to the salaried VEBA, adjustments to plant-level LIFO, lower of cost or market, environmental expenses, workers' compensation cost (benefit) due to discounting and impairment losses.

[4] Adjusted EBITDA = Consolidated Operating Income before non-run-rate plus Depreciation and Amortization.
[5] Diluted shares for EPS calculated using treasury method.